DSI REALTY INCOME FUND XI
                     (A California Real Estate Limited Partnership)


BALANCE SHEETS(UNAUDITED)
MARCH 31, 2000 AND DECEMBER 31, 1999

                                          March 31,     December 31,
                                            2000             1999
ASSETS

CASH AND CASH EQUIVALENTS                $  503,357       $  399,760
PROPERTY,NET                              5,322,358        5,402,056

OTHER ASSETS                                 39,290           39,290

TOTAL                                    $5,865,005       $5,841,106

LIABILITIES AND PARTNERS' EQUITY (DEFICIT)

LIABILITIES                              $  327,910       $  315,341

PARTNERS' EQUITY(DEFICIT):
     General Partners                       (34,296)         (34,409)
     Limited Partners                     5,571,391        5,560,174

  Total partners' equity                  5,537,095        5,525,765

TOTAL                                    $5,865,005       $5,841,106

See accompanying notes to financial statements(unaudited).

STATEMENTS OF INCOME (UNAUDITED)
FOR THE THREE MONTHS ENDED MARCH 31, 2000 AND 1999


                                         March 31,         March 31,
                                           2000              1999
REVENUES:

Rental Income                            $  520,828        $  524,347
Interest                                      1,607             1,567
     Total revenues                         522,435           525,914

EXPENSES:

Operating                                   260,731           244,871
General and administrative                   48,354            46,709
     Total expenses                         309,085           291,580

INCOME BEFORE MINORITY INTEREST IN
 INCOME OF REAL ESTATE JOINT VENTURES       213,350           234,334

MINORITY INTEREST IN INCOME OF
 REAL ESTATE JOINT VENTURES                       0                 0


NET INCOME                               $  213,350        $  234,334


AGGREGATE NET INCOME ALLOCATED TO:
    Limited partners                     $  211,217        $  231,991
    General partners                          2,133             2,343

TOTAL                                    $  213,350        $  234,334

NET INCOME PER LIMITED
   PARTNERSHIP UNIT                      $    10.56        $    11.60


LIMITED PARTNERSHIP UNITS
   USED IN PER UNIT CALCULATION              20,000            20,000

See accompanying notes to financial statements(unaudited).



STATEMENTS OF CHANGES IN PARTNERS' EQUITY (DEFICIT)(UNAUDITED)
FOR THE THREE MONTHS ENDED MARCH 31, 2000 AND 1999

                                      GENERAL        LIMITED
                                      PARTNERS       PARTNERS       TOTAL

BALANCE AT JANUARY 1, 1999            ($31,151)     $5,882,706   $5,851,555

NET INCOME                               2,343         231,991      234,334
DISTRIBUTIONS                           (2,020)       (200,000)    (202,020)

BALANCE AT MARCH 31, 1999             ($30,828)     $5,914,697   $5,883,869

BALANCE AT JANUARY 1, 2000            ($34,409)     $5,560,174   $5,525,765

NET INCOME                               2,133         211,217      213,350
DISTRIBUTIONS                           (2,020)       (200,000)    (202,020)

BALANCE AT MARCH 31, 2000             ($34,296)     $5,571,391   $5,537,095


See accompanying notes to financial statements(unaudited).

STATEMENTS OF CASH FLOWS (UNAUDITED)
FOR THE THREE MONTHS ENDED MARCH 31, 2000 AND 1999

                                      March 31,          March 31,
                                        2000               1999
                                                                              1995                       1994
CASH FLOWS FROM OPERATING ACTIVITIES:

Net income                             $ 213,350          $ 234,334

Adjustments to reconcile net
   income to net cash provided
   by operating activities:

     Depreciation                         79,698             79,698

     Changes in assets and
      	liabilities:

     Increase in other assets                  0             (1,435)
     Increase in liabilities              12,569             28,033

Net cash provided by
  operating activities                   305,617            340,630

CASH FLOWS FROM FINANCING ACTIVITIES -

     Distributions to partners          (202,020)          (202,020)

NET INCREASE CASH AND
   CASH EQUIVALENTS                      103,597            138,610

CASH AND CASH EQUIVALENTS:

     At beginning of period              399,760            393,912
     At end of period                  $ 503,357          $ 532,522


See accompanying notes to financial statements(unaudited).


DSI REALTY INCOME FUND XI
(A California Real Estate Limited Partnership)

NOTES TO FINANCIAL STATEMENTS (UNAUDITED)

1.   GENERAL

DSI Realty Income Fund XI (the "Partnership"), a limited partnership, has three general partners (DSI Properties, Inc., Robert J. Conway and
Joseph W. Conway) and limited partners owning 20,000 limited partnership units. The Partnership was formed under the California Uniform Limited Partnership Act for the primary purpose of acquiring and operating real estate.

The accompanying financial information as of March 31, 2000, and for the periods ended March 31, 2000, and 1999 is unaudited. Such financial information includes all adjustments which are considered necessary by the Partnership's management for a fair presentation of the results for the periods indicated.

2.   PROPERTY

As of March 31, 2000, the Partnership has purchased a 90% interest in a mini-storage facility in Whittier, California; an 85% interest in an existing mini-storage in Edgewater Park, New Jersey; a 90% interest in an existing mini-storage facility in Bloomingdale, Illinois; and a 75% interest in an existing mini-storage in Sterling Heights, Michigan from Dahn Corporation. The remaining percentages are owned by four California Limited Parnterships, of which Dahn Corporation is the General Partner.

As of March 31, 2000, the total property cost and accumulated depreciation are as follows:

        Land                                 $  1,894,250
        Buildings                               6,474,340
        Furniture and equipment                     7,594
        Total                                   8,376,184
        Less: Accumulated Depreciation        ( 3,053,826)
        Property - Net                       $  5,322,358

3.   NET INCOME PER LIMITED PARTNERSHIP UNIT

Net income per limited partnership unit is calculated by dividing the net income allocated to the limited partners by the number of limited partnership units outstanding during the period.